     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2001

                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                            ------------------------

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              SAPIENT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           04-3130648
           (STATE OR OTHER JURISDICTION                    (I.R.S. EMPLOYER IDENTIFICATION NO.)
         OF INCORPORATION OR ORGANIZATION)

                               ONE MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 621-0200
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              JANE E. OWENS, ESQ.
                                GENERAL COUNSEL
                              SAPIENT CORPORATION
                               ONE MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 621-0200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                             JONATHAN WOLFMAN, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                              TEL: (617) 526-6000
                              FAX: (617) 526-5000

     Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-
---------------.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-
---------------.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ].
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
             TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM                      AMOUNT OF
           SECURITIES TO BE REGISTERED               AGGREGATE OFFERING PRICE(1)           REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share...........            $5,000,000                          $1,250
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 19, 2001

                                 [SAPIENT LOGO]

                                    SHARES OF COMMON STOCK

                            ------------------------

     This prospectus relates to resales of shares of common stock being issued by Sapient Corporation to the former stockholders of The Launch Group Aktiengesellschaft in connection with our acquisition of that company. We will not receive any of the proceeds from the sale of the shares.

     We have agreed to pay certain expenses of registering the shares being offered by the selling stockholders. The selling stockholders will pay all brokerage fees, underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     Our common stock is traded on the Nasdaq National Market under the symbol SAPE. On July 18, 2001, the closing sale price of our common stock on Nasdaq was $6.46 per share. You are urged to obtain current market quotations for the common stock.

                            ------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

       The date of this prospectus is                            , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY DESCRIPTION OF OUR BUSINESS.........................    3
THE OFFERING................................................    3
RISK FACTORS................................................    4
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........    9
WHERE TO FIND MORE INFORMATION..............................   10
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   10
USE OF PROCEEDS.............................................   11
SELLING STOCKHOLDERS........................................   11
DESCRIPTION OF CAPITAL STOCK................................   12
PLAN OF DISTRIBUTION........................................   14
LEGAL MATTERS...............................................   15
EXPERTS.....................................................   15

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                      SUMMARY DESCRIPTION OF OUR BUSINESS

     Sapient is a leading business and technology consultancy that helps large companies discover and harness the competitive advantages that are possible in an increasingly digital, networked world. We are focused on delivering business value to our clients by understanding the key business problems they face and by solving those problems. We create value for our clients through our combination of broad skills, fixed price approach, speed and reliability, and our culture. We are able to successfully deliver our solutions in the form and within the timeframe we promise to our clients because of our many years of experience with large-scale program management and fixed-price delivery.

     Our global presence enables us to understand and address the business issues that our clients are facing in both local and global contexts. In addition to offices in 11 cities throughout the United States, we have offices in Dusseldorf, London, Munich, New Delhi, Tokyo and Toronto, and we are a 50% owner of a consulting joint venture in Milan. Our office in New Delhi also allows us to provide high-quality solutions within accelerated 24-hour delivery timescales, by utilizing India's highly skilled technology specialists, lower costs and the time differences between India and many of the countries we serve. We employ approximately 2,300 people worldwide.

     We deliver our solutions primarily through seven industry business units: financial services; industrial services; technology and communications; travel and transportation; retail and consumer products; public services; and energy services. Through this industry alignment, we have developed an extensive understanding of our clients' markets that helps us to effectively address the market dynamics and business opportunities that our clients face.

     Sapient Corporation was incorporated in Delaware in 1991. Our principal executive offices are located at One Memorial Drive, Cambridge, MA 02142. Our telephone number at that location is 617-621-0200 and our Internet address is www.sapient.com. The information contained on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "Sapient", "we", "us", and "our" refer to Sapient Corporation and its subsidiaries.

                                  THE OFFERING

Common Stock offered by selling
stockholders........................                    shares

Use of proceeds.....................     Sapient Corporation will not receive
                                         any proceeds from the sale of shares in
                                         this offering

Nasdaq National Market symbol.......     SAPE

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

OUR MARKET AND THE DEMAND FOR BUSINESS AND TECHNOLOGY CONSULTING SERVICES ARE CHANGING RAPIDLY

     The market for our consulting services and the technologies used in our solutions has been changing rapidly over the last three years, and we expect this level of change to continue. The market for advanced technology consulting skills expanded rapidly during 1999 and 2000, but has both shifted and declined significantly over the last several months. These market changes have required us to shift the nature of our services towards other types of business and technology consulting services and have also affected our financial results. Our revenues for the three months ended March 31, 2001 decreased 21.6% from our revenues for the three months ended December 31, 2000, and we incurred a net loss of approximately $48.3 million for the three months ended March 31, 2001 (including a restructuring charge of approximately $47.3 million), compared to net earnings of approximately $8.1 million for the three months ended December 31, 2000 and of approximately $12.0 million for the three months ended September 30, 2000. We expect to experience a further decline in our revenues and a net loss for the quarter ended June 30, 2001, which could continue into future quarters. If we cannot keep pace with these changes in our marketplace, our business, financial condition and results of operations will suffer.

     Our success will depend, in part, on our ability to develop service offerings that keep pace with rapid and continuing changes in technology, evolving industry needs and changing client preferences. Our success will also depend on our ability to develop and implement ideas that successfully apply existing and new technologies to deliver tangible value to our clients. We may not be successful in addressing these developments on a timely basis or in selling our services in the marketplace.

OUR CLIENTS MAY CANCEL OR DELAY SPENDING ON BUSINESS AND TECHNOLOGY INITIATIVES BECAUSE OF THE CURRENT ECONOMIC CLIMATE

     Since the second half of 2000, many companies have experienced financial difficulties or uncertainty, and have begun to cancel or delay spending on business and technology consulting initiatives as a result. Furthermore, the severe financial difficulties which many start-up Internet companies have experienced has further reduced the perceived urgency by larger companies to begin or continue technology initiatives. If large companies continue to cancel or delay their business and technology consulting initiatives because of the current economic climate, or for other reasons, our business, financial condition and results of operations could be materially adversely affected.

BUSINESSES MAY DECREASE OR DELAY THEIR USE OF ADVANCED TECHNOLOGIES AS A MEANS FOR CONDUCTING COMMERCE

     Our future success depends heavily on the increased acceptance and use of advanced technologies as a means for conducting commerce and streamlining operations. We focus our services on the development and implementation of advanced technology strategies and solutions. If use of these advanced technologies does not continue to grow, or grows more slowly than expected, our revenue growth could slow or decline and our business, financial condition and results of operations could be materially adversely affected. Consumers and businesses may delay adoption of advanced technologies for a number of reasons, including:

     - inability to implement and sustain profitable business models using advanced technologies;

     - inadequate network infrastructure or bandwidth;

     - delays in the development or adoption of new technical standards and protocols required to handle increased levels of usage;

     - delays in the development of security and authentication technology necessary to effect secure transmission of confidential information; and

     - failure of companies to meet their customers' expectations in delivering goods and services using advanced technologies.

OUR MARKET IS HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO CONTINUE TO COMPETE EFFECTIVELY

     The business and technology consulting market in which we operate includes a large number of companies and is highly competitive. Our primary competitors are large accounting and consulting firms and systems consulting and implementation firms. We compete to a lesser extent with specialized e-business consulting firms, strategy consulting firms, other package technology vendors and internal information systems groups. Furthermore, the competitive landscape is changing rapidly. We have begun competing more often for client engagements against companies with far larger revenues and numbers of consultants than we have. These larger competitors may have the ability to offer a wider range of services and to deploy a large number of professionals more quickly. Certain other consulting firms that we compete against have experienced financial difficulties. These firms may attempt to win new business by offering large pricing concessions, which could impair our ability to compete for that business. If we cannot keep pace with the intense competition in our marketplace, our business, financial condition and results of operations will suffer.

WE HAVE SIGNIFICANT FIXED OPERATING COSTS, WHICH MAY BE DIFFICULT TO ADJUST IN RESPONSE TO UNANTICIPATED FLUCTUATIONS IN REVENUES

     A high percentage of our operating expenses, particularly personnel, rent and depreciation, are fixed in advance of any particular quarter. As a result, an unanticipated decrease in the number, or an unanticipated slowdown in the scheduling, of our projects may cause significant variations in operating results in any particular quarter and could have a material adverse effect on operations for that quarter.

     An unanticipated termination of a major project, a client's decision not to proceed with a project we anticipated or the completion during a quarter of several major client projects could require us to maintain underutilized employees and could, therefore, have a material adverse effect on our business, financial condition and results of operations. Our revenues and earnings may also fluctuate from quarter to quarter based on such factors as:

     - the contractual terms and timing of completion of projects;

     - any delays incurred in connection with projects;

     - the adequacy of provisions for losses and bad debts;

     - the accuracy of our estimates of resources required to complete ongoing projects; and

     - general economic conditions.

WE DEPEND HEAVILY ON A LIMITED NUMBER OF CLIENTS

     We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of clients for which we perform large projects. In 2000, our five largest clients accounted for approximately 25% of our revenues in the aggregate, with two clients each accounting for more than 5% of our revenues. In addition, revenues from a large client may constitute a significant portion of our total revenues in a particular quarter. The loss of any principal client for any reason, including as a result of the acquisition of that client by another entity, our failure to meet that client's expectations, or that client's decision to reduce spending on technology-related projects, could have a material adverse effect on our business, financial condition and results of operations.

OUR CLIENTS COULD UNEXPECTEDLY TERMINATE THEIR CONTRACTS FOR OUR SERVICES

     Some of our contracts can be canceled by the client with limited advance notice and without significant penalty. Termination by any client of a contract for our services could result in a loss of expected revenues and additional expenses for staff which were allocated to that client's project. We could be required to maintain underutilized employees who were assigned to the terminated contract. The unexpected cancellation or significant reduction in the scope of any of our large projects could have a material adverse effect on our business, financial condition and results of operations.

WE MAY LOSE MONEY IF WE DO NOT ACCURATELY ESTIMATE THE COSTS OF FIXED-PRICE ENGAGEMENTS

     Most of our projects are based on fixed-price, fixed-timeframe contracts, rather than contracts in which payment to us is determined on a time and materials basis. Our failure to accurately estimate the resources required for a project, or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price, fixed-timeframe contract was based, could adversely affect our overall profitability and could have a material adverse effect on our business, financial condition and results of operations. We have been required to commit unanticipated additional resources to complete projects in the past, which has resulted in losses on those contracts. We will likely experience similar situations in the future and the consequences could be more severe than in the past, due to the increased size and complexity of our engagements. In addition, we may fix the price for some projects at an early stage of the process, which could result in a fixed price that turns out to be too low and, therefore, would adversely affect our business, financial condition and results of operations.

WE MAY FAIL TO SATISFY CLIENT EXPECTATIONS BECAUSE OF THE INCREASED SIZE AND COMPLEXITY OF OUR CLIENT SOLUTIONS, WHICH WOULD DAMAGE OUR REPUTATION AND BUSINESS

     The average cost of our solutions and the size of the team required to deliver these solutions have grown significantly. As our client engagements become larger and more complex, managing the development process becomes more difficult and the likelihood and consequences of any problems or delays increase. Our inability to complete client solutions in a timely manner, any defects contained in the solutions we deliver and any other failure by us to achieve client expectations could have a material adverse effect on our reputation with the affected client and generally within our industry and could have a material adverse effect on our business, financial condition and results of operations.

INTERNATIONAL EXPANSION OF OUR BUSINESS COULD RESULT IN FINANCIAL LOSSES DUE TO CHANGES IN FOREIGN ECONOMIC CONDITIONS OR FLUCTUATIONS IN CURRENCY AND EXCHANGE RATES

     We currently have offices in the United Kingdom, Germany, India, Japan and Canada and we have a joint venture in Italy. We have limited experience in marketing, selling and providing our services internationally. International operations are subject to other inherent risks, including:

     - recessions in foreign countries;

     - fluctuations in currency exchange rates;

     - the partially-completed conversion to the euro by most European Union members;

     - difficulties and costs of staffing and managing international operations;

     - reduced protection for intellectual property in some countries;

     - political instability or changes in regulatory requirements; and

     - U.S. imposed restrictions on the import and export of technologies.

IF WE DO NOT ATTRACT AND RETAIN QUALIFIED PROFESSIONAL STAFF, WE MAY NOT BE ABLE TO ADEQUATELY PERFORM OUR CLIENT ENGAGEMENTS AND COULD BE LIMITED IN ACCEPTING NEW CLIENT ENGAGEMENTS

     Our business is labor intensive and our success will depend upon our ability to attract, retain, train and motivate highly skilled employees. Although many specialized e-business and other business and technology companies have reduced their work forces or slowed their hiring efforts, and we reduced our work force in March 2001 and July 2001, intense competition still exists for certain employees who have specialized skills or significant experience in business and technology consulting. We may not be successful in attracting a sufficient number of these highly skilled employees in the future. Furthermore, the industry turnover rates for these types of employees is high, and we may not be successful in retaining, training and motivating the employees we are able to attract. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to bid for or accept new client engagements.

WE MAY NOT BE SUCCESSFUL IN MANAGING THE LEVELS OF OUR WORKFORCE AND OUR OTHER RESOURCES

     Until recently, we have experienced significant growth in our revenues, workforce and other resources. Our revenues increased approximately 82% from $276.8 million in 1999 to $503.3 million in 2000. Our workforce increased from 2,111 full-time employees at December 31, 1999 to 3,360 at December 31, 2000. Our growth has slowed significantly over the past six months, and we do not expect our past rates of growth to be sustainable in the future. Our revenues for the three months ended March 31, 2001 decreased 21.6% from our revenues for the three months ended December 31, 2000, and we incurred a net loss of approximately $48.3 million for the three months ended March 31, 2001 (including a restructuring charge of approximately $47.3 million), compared to net earnings of approximately $8.1 million for the three months ended December 31, 2000 and of approximately $12.0 million for the three months ended September 30, 2000. We expect a further decline in our revenues and a net loss for the quarter ended June 30, 2001, which could continue into future quarters. Furthermore, in March 2001 and July 2001, we reduced our work force to address overcapacity in certain areas of our business where the market demand had declined. In March 2001 we closed our Sydney, Australia office, and we are in the process of consolidating our offices in certain cities in the United States where we currently have multiple offices.

     We must devote substantial managerial and financial resources to monitoring and managing our workforce and other resources. We have made, and will likely continue to make, significant expenditures to grow our business in certain areas, including expenditures for capital equipment, recruiting, training and other expansion-related costs. We also may be required to expend substantial managerial and financial resources in identifying and addressing those areas of our business which are not in sufficient demand by our clients. Our future success will depend on our ability to manage the levels of our workforce and other resources effectively. If we are unable to do so, the quality of our services and products, our ability to retain key personnel and our business, financial condition and results of operations could be materially adversely affected.

WE MAY BE UNABLE TO ACHIEVE ANTICIPATED BENEFITS FROM ACQUISITIONS AND JOINT VENTURES

     During the last four years, we have completed six acquisitions and entered into one joint venture. The anticipated benefits from these and future acquisitions and joint ventures may not be achieved. For example, when we acquire a company, we cannot be certain that customers of the acquired business will continue to do business with us or that employees of the acquired business will continue their employment or become well integrated into our operations and culture. The identification, consummation and integration of acquisitions and joint ventures require substantial attention from management. The diversion of this attention from management, as well as any difficulties encountered in the integration process, could have an adverse impact on our business, financial condition and results of operations.

OUR STOCK PRICE IS VOLATILE AND MAY RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS

     The trading price of our common stock has been subject to wide fluctuations. Our trading price could continue to be subject to wide fluctuations in response to:

     - quarterly variations in operating results and our achievement of key business metrics;

     - changes in earnings estimates by securities analysts;

     - announcements of unexpected operating results or earnings estimates made by us or our competitors;

     - any differences between our reported results and securities analysts' published or unpublished expectations;

     - announcements of new contracts or service offerings made by us or our competitors;

     - announcements of acquisitions or joint ventures made by us or our competitors; and

     - general economic or stock market conditions.

     In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. The commencement of this type of litigation against us could result in substantial costs and a diversion of management attention and resources.

GOVERNMENT REGULATION COULD INTERFERE WITH THE ACCEPTANCE OF NEW TECHNOLOGIES

     Any new laws and regulations applicable to new technologies and electronic commerce that are adopted by federal, state or international governments could dampen the growth of new technologies, and decrease their acceptance as commercial media. If this occurs, a significant number of companies may decide not to pursue technology initiatives, which could decrease demand for our services. A decrease in the demand for our services would have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY METHODOLOGY

     Our success depends, in part, upon our proprietary methodology and other intellectual property rights. We rely upon a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees, consultants and clients, and limit access to and distribution of our proprietary information. We cannot be certain that the steps we take in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services and products do not infringe on the intellectual property rights of others, infringement claims may be asserted against us in the future, and, if asserted, these infringement claims may be successful. A successful claim against us could materially adversely affect our business, financial condition and results of operations.

OUR CO-CHAIRMEN AND CO-CEOS HAVE SIGNIFICANT VOTING POWER AND MAY EFFECTIVELY CONTROL THE OUTCOME OF ANY STOCKHOLDER VOTE

     Jerry A. Greenberg and J. Stuart Moore, our co-Chairmen of the Board of Directors and co-Chief Executive Officers, together own approximately 34.0% of our common stock. As a result, they have the ability to substantially influence, and may effectively control the outcome of corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may also have the effect of delaying or preventing a change in control of Sapient, even if such a change in control would benefit other investors.

WE ARE DEPENDENT ON OUR KEY EMPLOYEES

     Our success will depend in large part upon the continued services of a number of key employees, including Messrs. Greenberg and Moore. Our employment arrangements with Messrs. Greenberg and Moore and with our other key personnel provide that employment is terminable at will by either party. The loss of the services of either of Messrs. Greenberg or Moore, or of the services of one or more of our other key employees, could have a material adverse effect on our business, financial condition and results of operations. In addition, if one or more of our key employees resign from Sapient to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. Further, in the event of the loss of any key employees, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such employees. Although we require our employees to sign agreements requiring them to keep company information confidential and prohibiting them from joining a competitor, forming a competing company or soliciting our clients or employees for certain periods of time, we cannot be certain that these agreements will be effective in preventing our key employees from engaging in such actions or that these agreements will be substantially enforced by courts or other adjudicative entities.

OUR CORPORATE GOVERNANCE PROVISIONS MAY DETER A FINANCIALLY ATTRACTIVE TAKEOVER ATTEMPT

     Provisions of our charter and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which stockholders would receive a premium for their shares. These provisions include the following:

     - any action that may be taken by stockholders must be taken at an annual or special meeting and may not be taken by written consent;

     - stockholders must comply with advance notice requirements before raising a matter at a meeting of stockholders or nominating a director for election;

     - a Chairman of the Board or a Chief Executive Officer are the only persons who may call a special meeting of stockholders;

     - our Board of Directors is staggered into three classes and the members may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares entitled to vote; and

     - our Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue shares of preferred stock.

     Provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                         WHERE TO FIND MORE INFORMATION

     We file reports, proxy statements, and other documents with the Securities and Exchange Commission. Here are ways you can access this information:

WHAT IS AVAILABLE                              WHERE TO GET IT
Paper copies of information                    SEC's Public Reference Room Judiciary Plaza
                                               Building 450 Fifth Street, N.W., Room 1024
                                               Washington, D.C. 20549

On-line information                            SEC's Internet website at http://www.sec.gov

Information about the SEC's Public Reference   Call the SEC at 1-800-SEC-0330
  Room

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet website.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supercedes previously filed information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus or termination of effectiveness of the registration statement of which this prospectus is a part:

     (i) Our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 22, 2001, as amended by a Form 10-K/A filed on April 30, 2001;

     (ii) Our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, filed with the SEC on May 10, 2001;

     (iii) Our Current Report on Form 8-K, filed with the SEC on March 5, 2001;

     (iv) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

     (v) The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 26, 1996, as amended by Form 8-A/A filed with the SEC on March 28, 1996, and including any reports filed for the purpose of updating such description.

     We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the documents that are incorporated by reference in this prospectus. These documents will be provided, without cost, upon written or oral request by contacting:

                              Sapient Corporation
                               One Memorial Drive
                         Cambridge, Massachusetts 02142
                         Attention: Investor Relations
                                 (617) 621-0200

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

     We issued the shares of common stock covered by this prospectus in July 2001 in connection with our acquisition of The Launch Group. The following table sets forth, to our knowledge, certain information about the selling stockholders
as of July   , 2001.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                  NUMBER OF     PERCENTAGE OF                      NUMBER OF
                                  SHARES OF       SHARES OF                        SHARES OF      PERCENTAGE
                                    COMMON          COMMON         NUMBER OF         COMMON      OF SHARES OF
                                    STOCK           STOCK          SHARES OF         STOCK       COMMON STOCK
                                 BENEFICIALLY    BENEFICIALLY        COMMON       BENEFICIALLY   BENEFICIALLY
                                 OWNED PRIOR    OWNED PRIOR TO   STOCK OFFERED    OWNED AFTER    OWNED AFTER
  NAME OF SELLING STOCKHOLDER    TO OFFERING     OFFERING (1)        HEREBY       OFFERING(1)    OFFERING (1)
  ---------------------------    ------------   --------------   --------------   ------------   ------------
Christoph Breitner.............                       *                                0              *
Florian Daniels................                       *                                0              *
Thomas Emmert..................                       *                                0              *
Caren Nadine Genthner..........                       *                                0              *
Eckhard Geulen.................                       *                                0              *
Stefan Hirsch..................                       *                                0              *
Martin Neese...................                       *                                0              *
Markus Nicolaus................                       *                                0              *
Martin Oelbermann..............                       *                                0              *
Matthias Paletta...............                       *                                0              *
Hilke Panzer...................                       *                                0              *
Frank Rose.....................                       *                                0              *
Ulf Schaefer...................                       *                                0              *
Julia Scheerschmidt............                       *                                0              *
Christian Schoepfel............                       *                                0              *
Frank Seidel...................                       *                                0              *
Stephan Wolke..................                       *                                0              *
Harald von Kossak
  Glowczewski..................                       *                                0              *
Christian Oversohl.............                       *                                0              *
Arndt Rautenberg...............                       *                                0              *
Martin von Hummel..............                       *                                0              *
Matthias Tendrich..............                       *                                0              *

---------------

 *  Less than one percent of the number of shares of common stock outstanding.

(1) We do not know when or in what amounts a selling stockholder may offer shares for sale and there can be no assurance that the selling stockholders will sell any or all of the shares offered hereby. Because each selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, no estimate can be given as to the amount of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered hereby will be held by the selling stockholders.

     None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with us or any of our subsidiaries within the past three years, except that the selling stockholders indicated have been employed by us and The Launch Group. In connection with the acquisition of The Launch Group, certain selling stockholders entered into non-competition, non-solicitation, non-disclosure and other agreements with Sapient.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of July 12, 2001, 123,977,766 shares of our common stock were issued and outstanding and no shares of preferred stock were outstanding.

     The following summary of our securities and provisions of our certificate of incorporation and our bylaws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to the preferential dividend rights of any preferred stock then outstanding. Upon any liquidation, dissolution or winding-up, holders of common stock are entitled to receive ratably the net assets available for distribution after the payment of all debts and other liabilities and subject to any prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares to be issued by us in the offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

     Our board of directors is authorized, subject to any limitations prescribed by law, but without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock may have such number of shares, designations, preferences, voting powers, qualifications, restrictions and special or relative rights or privileges as is determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     Our stockholders have granted the board of directors authority to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Sapient.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to some exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Our certificate of incorporation and bylaws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our certificate of incorporation and bylaws provide that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Sapient.

     Our certificate of incorporation and bylaws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and bylaws further provide that special meetings of the stockholders may only be called by a chairman of the board of directors, a chief executive officer or, if none, a president or by the board of directors. Under our bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person from making a tender offer for our common stock, because even if such person acquired a majority of our outstanding voting securities it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders' meeting, and not by written consent.

     Our certificate of incorporation and bylaws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

LIMITATION OF LIABILITY

     Our certificate of incorporation contains provisions:

     - eliminating a director's liability to us or our stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law; and

     - obligating us to indemnify our officers and directors to the fullest extent permitted by the General Corporation Law of Delaware.

     We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

STOCK TRANSFER AGENT

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     - in privately negotiated transactions; and

     - in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to use our reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered
by this prospectus have been disposed of or (ii) July   , 2002. We have the
right to suspend sales of shares hereunder under certain circumstances.

                                 LEGAL MATTERS

     Hale and Dorr LLP, Boston, Massachusetts, has passed on the validity of the shares offered by this prospectus.

                                    EXPERTS

     The financial statements of Sapient Corporation as of December 31, 2000 and 1999 and for each of the two years then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated statements of income, changes in stockholders' equity and cash flows of Sapient Corporation and subsidiaries for the year ended December 31, 1998, and the consolidated financial statement schedule as of and for the year ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee -- Securities and Exchange Commission............  $ 1,250
Legal fees and expenses of the Company......................  $10,000
Accounting fees and expenses................................  $ 5,000
Miscellaneous expenses......................................  $ 3,750

          Total Expenses....................................  $20,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) shall be indemnified by the Registrant against expenses (including attorney's fees) and amounts paid in settlement reasonably incurred in connection with any action by or in the right of the Registrant by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, he shall be indemnified against all expenses (including attorney's fees) reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be advanced by the Registrant to a director or officer, at his request, upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification.

     Indemnification is required to be made unless the Registrant determines (in the manner provided in its Amended and Restated Certificate of Incorporation) that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the General Corporation Law of Delaware is amended to expand the indemnification permitted to officers and directors, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Article SEVENTH of the Registrant's Amended and Restated Certificate of

     Incorporation provides that, except to the extent that the General Corporation Law of Delaware prohibits the elimination of liability of directors for breaches of fiduciary duty, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.

     The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based upon acts of omissions in their capacity as a director or officer.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
         Specimen Certificate for Shares of Common Stock, $.01 par
 4.1*    value, of the Company
 5.1**   Opinion of Hale and Dorr LLP.
23.1     Consent of KPMG LLP.
23.2     Consent of PricewaterhouseCoopers LLP
         Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed
23.3**   herewith.
         Power of Attorney (See page II-6 of this Registration
24.1     Statement).

---------------

* Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-1586).

** To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 19th day of July, 2001.

                                          SAPIENT CORPORATION

                                          By:   /s/ EDWARD G. GOLDFINGER
                                            ------------------------------------
                                            Name: Edward G. Goldfinger
                                            Title: Chief Financial Officer

                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of Sapient Corporation, hereby severally constitute and appoint Edward G. Goldfinger, Jane E. Owens, Paul P. Brountas and Jonathan Wolfman, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sapient Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

              /s/ JERRY A. GREENBERG                 Co-Chief Executive Officer and        July 19, 2001
---------------------------------------------------  Director (Principal Executive
                Jerry A. Greenberg                   Officer)

                /s/ J. STUART MOORE                  Co-Chief Executive Officer and        July 19, 2001
---------------------------------------------------  Director (Principal Executive
                  J. Stuart Moore                    Officer)

             /s/ EDWARD G. GOLDFINGER                Chief Financial Officer (Principal    July 19, 2001
---------------------------------------------------  Financial and Accounting Officer)
               Edward G. Goldfinger

                /s/ CARL S. SLOANE                   Director                              July 19, 2001
---------------------------------------------------
                  Carl S. Sloane

            /s/ DARIUS W. GASKINS, JR.               Director                              July 19, 2001
---------------------------------------------------
              Darius W. Gaskins, Jr.

                /s/ BRUCE D. PARKER                  Director                              July 19, 2001
---------------------------------------------------
                  Bruce D. Parker

              /s/ R. STEPHEN CHEHEYL                 Director                              July 19, 2001
---------------------------------------------------
                R. Stephen Cheheyl

                 /s/ JURGEN WEBER                    Director                              July 19, 2001
---------------------------------------------------
                   Jurgen Weber

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 4.1*    Specimen Certificate for Shares of Common Stock, $.01 par
         value, of the Company
 5.1**   Opinion of Hale and Dorr LLP.
23.1     Consent of KPMG LLP.
23.2     Consent of PricewaterhouseCoopers LLP
23.3**   Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
24.1     Power of Attorney (See page II-6 of this Registration
         Statement).

---------------

 * Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-1586).

** To be filed by amendment.